Contract No: YBZ No.0054, 2005

Loan Contract of the Fixed Assets

The Borrower (party A): Pingdingshan Pinglin Toll Road Company, Ltd.

Domicile Address):	The Real Estate Mansion of Industrial and Commercial Bank of China, north section of Zhongxing Road

The Legal Representative: Li Xipeng

The Loaner (party B): The Pingdingshan Branch of Industrial and Commercial Bank of China

Domicile (Address): No.37, Southern of Kuanggong Zhonglu Road, Pingdingshan City

The Legal Representative (Principal): Ren Yueling

Due to the need of Article 3.1 of the contract, Party A applies to loan from Party B hereby. Party B agrees to provide the loan to Party A. In order to define the rights and obligations of both parties, according to the Contract Law, Lending General Provisions and other relevant laws and regulations, both Party A and Party B conclude this contract through equal negotiated consensus.

Article 1 Statement and Warranty of Party A

1.1	Party A is an entity established lawfully with the qualification of legal person (or a branch authorized legally by the legal person), has the right to implement the contract lawfully.

1.2	The draft loan project under the contract has been approved by relevant government organs.

1.3	All kinds of the accounting reports and material provided about the investigation, review and management of the loan project are true, accurate and complete.

Article 2 the Type of the Loan

2.1	The loan under the contract items is the loan for the fixed assets.

Article 3 the Use of the Loan

3.1	The use of the loan under the contract is: the construction of Pingdingshan-Linru Expressway Project.

3.2	Without the written agreement of Party B, Party A cannot change the use of the loan defined in the contract.

  Article 4 the Amount and Term of the Loan

4.1	The loan amount under the contract is: RMB 600,000,000Yuan, Spelling Six Hundred Million Yuan. (In case of any discordance, the spelling number shall prevail. The same bellow).

4.2	The loan term under the contract is months, from July 29, 2005 to July 28, 2020.

  Article 5 the Interest Rate and Interest Calculation of the Loan

5.1	The interest rate under the contract items is made once in a year.

5.1.1	The interest rate of the first year is taken as the annual interest rate: 5.508% (including all the loans lent physically within one year from the day the contract coming into force);

5.1.2
The interest rate of the second year and the after years (the day of the first payment of sums of money shall prevail) is fixed legally by Party B according to the legal interest rate of the corresponding level at that time, and Party B shall inform Party A in the written form within 30 days from the day the interest rate changed. But that whether it is delivered or not doesn’t affect the implementation.

5.2
The interest of the loan under this contract is counted by days and settled every quarter. The settlement day of the interest is 20th of the end month of the quarter. The interest will be cleared as the capital is finished when the term of the loan is over.

5.3	The interest of the loan under the contract is counted from the day of drawing the loan.

5.4
In the process of the implementation of this contract, if the People’s Bank of China adjusts the loan interest rate and the rate is suitable for the loan under this contract, Party B has no need to notice Party A but use the adjusted loan interest rate and method to calculate the interests according to the stipulations.

Article 6 the Condition of the Drawing

6.1	Before each drawing, the Party A should meet the following conditions:

6.1.1	Guarantee that the contract is established judicially and has come into force;

6.1.2
The capital in cash and other capitals which should be raised of the construction project with the loan under this contract has been in place in full amount according to the stipulated time and proportion;

6.1.3	Hasn’t overspend the cost or the overspent cost has been settled by itself;

6.1.4	Has finished the project progress according to the plan;

6.1.5	Has handled the drawing procedures to Party B as stipulated in the contract;

6.1.6	Has no breach event as stipulated in the contract;

6.1.7	Has provided other relevant material handling the loan as required by Party B.

Article 7 the Arrangement of the Drawing

7.1	The drawing mode of the loan under the contract is implemented as agreed in item 7.1.2 :

7.1.1	Party A draws the loan once off on the day of / , and transfer the entire loan to the account opened by Party B.

7.1.2	Party A draws the loan two times totally, and the detailed drawing amount and date are as follows:

7.1.2.1	RMB500, 000,000 Yuan, spelling Five Hundred Million Yuan on July 29, 2005 ;

7.1.2.2	RMB100, 000,000 Yuan, spelling One Hundred Million Yuan on September 19, 2005 ;

7.1.2.3	RMB Yuan , spelling___________on___________;

7.1.2.4	RMB Yuan , spelling___________on___________;

7.1.2.5	RMB Yuan , spelling___________on___________;

7.2
Party A shall draw the loan as agreed in item 7.1 of this contract. If having special reasons, Party A shall show the written application and can draw the loan in advance or putting off _____ days through the written agreement of Party B.

7.3
If Party A requires canceling all or part of the non-drawn loans of this contract, Party A shall put forward the written application to Party B 30 days earlier than the drawing day as stipulated in this contract and can cancelled with the written agreement of Party B.

7.4
The exact days of drawing and returning in this contract take the actual days recorded on the due bills handled by both parties. The due bills or the drawing document of the loan is the inseparable part of this contract. Except the date, if other recorded events are consistent with this contract, this contract shall prevail.

Article 8 the Source of Repaying Capital and Repayment

8.1	The capital of the Party A returning the capital and interests of the loan under this contract items comes from the following but not limit to:

8.1.1	The business income and all the governable capitals;

8.1.2	The undistributed profits, depreciation and promotion of the enterprise every year;

8.2
No matter any other contract with Party A as one party have any agreement about the capital source of returning the loan, the agreement doesn’t affect Party A to implement the duties of the returning under this contract items. No matter what situation appears, Party A cannot cite item 8.1 to refuse to implement the duties of returning the loan under this contract;

8.3	Party A should pay the interests in full amount quarterly according to the agreement of this contract, and repay the capital of the loan as agreed in item 8.3.2:

8.3.1	Repay all in one time: Party A should repay all the loan capitals on the day of .

8.3.2	Repay all in many times: the detailed amount of the repayment and the date are shown as follows:

8.3.2.1	RMB 420,000 Yuan , spelling Four Hundred and Twenty Thousand Yuan on November 19, 2007;

8.3.2.2	RMB 16,690,000 Yuan , spelling Sixteen Million, Six Hundred and Ninety Thousand Yuan on November 19,2008

8.3.2.3	RMB 25,030,000Yuan , spelling Twenty Five Million, Thirty Thousand Yuan on November 19,2009

8.3.2.4	RMB 33,380,000Yuan , spelling Thirty Three Million, Three Hundred and Eighty Thousand Yuan on November 19,2010

8.3.2.5	RMB 66,760,000Yuan , spelling Sixty Six Million, Seven Hundred and Sixty Thousand Yuan on November 19,2011

8.3.2.6	RMB 66,760,000Yuan , spelling Sixty Six Million, Seven Hundred and Sixty Thousand Yuan on November 19,2012

8.3.2.7	RMB 33,380,000Yuan , spelling Thirty Three Million, Three Hundred and Eighty Thousand Yuan on November 19,2013

8.3.2.8	RMB 33,380,000Yuan , spelling Thirty Three Million, Three Hundred and Eighty Thousand Yuan on November 19,2014

8.3.2.9	RMB 12,520,000Yuan , spelling Twelve Million, Five Hundred and Twenty Thousand Yuan) on November 19,2015

8.3.2.10	RMB 33,380,000Yuan , spelling Thirty Three Million, Three Hundred and Eighty Thousand Yuan on November 19,2016

8.3.2.11	RMB 104,310,000Yuan , spelling One Hundred and Four Million, Three Hundred and Ten Thousand Yuan on November 19,2017

8.3.2.12	RMB 83,450,000Yuan , spelling Eighty Three Million, Four Hundred and Fifty Thousand Yuan on November 19,2018

8.3.2.13	RMB 90,540,000Yuan , spelling Ninety Million, Five Hundred and Forty Thousand Yuan on November 19,2019

9.2	Party A has the duty to assist the Party B actively and make Party B to sign the contract of guarantee whose No. is___with the guarantor about the detailed guarantee affairs of this contract.

9.3
If the guarantee under this contract items occurs changes negative to the creditor’s rights of Party B, Party A should provide Party B the satisfactory guarantee separately according to the requirements through the notice of Party B.

Article 10 the Rights and Obligations of Both Parties

10.1	the rights and obligations of Party A:

10.1.1	To draw and use the loan according to the terms and usage stipulated by this contract;

10.1.2	Cannot return the loan in advance without the written agreement of Party B;

10.1.3	To accept actively the investigation, learning and supervision of Party B to the use situation under this contract items;

10.1.4
To cooperate actively with the investigation, learning and supervision of Party B to the situation of the production, operation, the project construction and the financial affairs, and has the obligation to provide Party B the report forms of the relevant periods, such as the profit and loss statements, the asset and liability statements;

10.1.5
To support actively Party B to participate in the relevant affairs, such as the examination of the three calculations (budgetary estimate, budget and the final accounts), the project biding and the check and acceptance of the project etc.

10.1.6	To pay off the capital and interest of the loan under this contract items according to the agreement of this contract;

10.1.7	To undertake the expenditure of the relevant cost under this contract items, including but not limiting to the cost used for the notarization, the appraisal, evaluation, registration etc.

10.1.8	To the urging letter or files sent or delivered by other way by Party B, send off the acknowledgement of receipt within three day after signing for it;

10.1.9
If doing the actions, such as contract and leasing, restructuring the joint stock system, pooling, incorporating, annexing, splitting, reducing the capital, changing the stock rights, transferring the important assets and other actions enough to affect the rights and benefits of Party B, Party A shall notice Party B 30 days in advance, and get the written agreement of Party B, otherwise, cannot do the above acts before paying off all the debits.

10.1.10
If changing the industrial and commercial affairs of the registration, such as the domicile, communication address, business scope, the legal representatives, should notice Party B in written form seven days after the changing;

10.1.11
If there emerges any event composing risk to its normal operation or causing grand negative effect to implementing the returning duty of the loan, including but not limit to involvement of economic disputes, bankrupts, the deterioration of the financial affairs etc, shall inform Party B at once;

10.1.12
If there emerge closures of the business, dissolutions, stopping doing business for internal rectification, withdraw or cancellation of the business license shall inform Party B in written form 5 days after the emerging and ensure to return the capital and interest of the loan at once.

10.2	The rights and obligations of Party B:

10.2.1	To require the Party B to provide all the materials relevant to this loan;

10.2.2
To transfer and take from the account of Party According to the agreement of this contract or the laws the capital, interest, compound interest, fined interest and all the other cost Party A should repay according to the agreement of this contract;

10.2.3
To the situation that Party A escape the supervision of Party B, fail to pay up the capital and interest of the loan and other serious breaches to this contract, Party B have the right to do the sanction of credit, report to relevant departments or units, urge to take the money publicly through the news medias;

10.2.4	To provide the loan to Party A on schedule in full amount according to the agreement of this contract (except the parts falls to be paid by Party A);

10.2.5
To keep secret the material and situation provided by Party A about its credits, financial affairs, production, operation etc. except the parts stipulated in this contract or the laws and rules separately.

Article 11 the Responsibility of Breach

11.1
Both parties shall implement the obligations agreed in this contract after it comes into force. Either party shall undertake the responsibilities of the breach lawfully if it doesn’t implement or party implement the obligations agreed in this contract.

11.2
If Party A doesn’t handle or draw the loan as agreed in item 7.1 of this contract, Party B has the right to calculate and take the delaying penalty by days according to the interest rate of this contract;

11.3	If Party B doesn’t handle and issue the loan as agreed in item 7.1 of this contract, it shall pay the delaying penalty by days according to the interest rate of this contract.

11.4
If Party A return the loan under the contract items in advance without the written agreement of Party B, Party B has the right to calculate and take the interest according to the loan term and interest rate agreed in this contract.

11.5
If Party A doesn’t repay the capital and interest of the loan under this contract items by termination, Party B has the right to make it pay off in the limited time, do the counteracting right to all the account capital opened by Party A under the account of Party B, at the same time, calculate and take 2.295% interest by days to the overdue loan, calculate and take compound interest to the non-paid interest.

11.6
If Party A fails to make use of the loan as agreed in the contract, Party B has right to stop extending loan period, return part or even all loan in advance, or cancel the contract, charge 3.06/10000 interest by day for the loan default usage of Party A, and charge compound interest for unpaid interest.

11.7	In the process of using loan, if Party A encounter has the situations listed in items 11.5 and 11.6 at the same time, Party B may punish it in term of seriousness, but cannot fine concurrently;

11.8
If Party A has one of the following actions, it shall correct its actions and adopt satisfactory remark measures within 7 days after receiving the notice from Party B, or Party B has right to stop or cancel loan undeliverable of Party A, return part or all loan in advance, if the loan cannot returned, it shall charge penalty by day based on overdue lending rate;

11.8.1	Party A provides false or hidden balance sheet, income statement and other financial information;

11.8.2	Party A fails to cooperate or refuse to accept supervision on lending, production operation and financing activities of Party B.

11.8.3	Without consent of Party B, Party A cannot transfer or punish, threateningly transfer or punish the important parts of assets;

11.8.4
Important parts or all assets were occupied by other creditor, were take over by designated client, recipient or similar personnel, or its assets was detained or froze, which may make party B suffer heavy loss.

11.8.5
Without the consent of the party B, Party A has a series of actions such as contract, lease, transformation in line with stock system, affiliation, combination, merger, joint investment, splitting, capital reduction, stock rights alteration, important assets assignment, and other actions are able to affect the realization of rights and benefits of party B, which threats to the claim security of party B.

11.8.6
It has the matters for industrial and commercial registration such as alteration of accommodation, mailing address, business scope and legal representative, or has the important investment to the outside etc., which causes the serious influence or menace on the claim of party B.

11.8.7	Party A involves serious financial disputes or financial position deteriorates which affects or threats the realization of claim of party B.

11.8.8	Other situation may cause the realization of claim under the loan contract of party B may suffer from menace or serious loss.

Article 12 Validity, Alternation, Rescission and Termination of Contract

12.1
This contract comes into effect upon both parties’ signature and seal, with guarantee, it shall come into effect along with the validity of the guarantee contract, and ending on the date of lending principal, interest, compound interest, default interest, penalty and all other accrued charge under this contract paid off.

12.2	Party B has right to cancel the contract, and asks Party A to repay principal and interest in advance and compensate for the loss, if one of the following situations occurs:

12.2.1	Conditions of Party A as: go out of business, dissolve its company, stop doing business for internal rectification, or its business license is revoked or cancelled;

12.2.2	The guarantee under this contract has unfavorable changes about financial claim on Party B, and Party A hasn’t provided needed guarantee separately;

12.2.3	Other serious breach acts.

12.3
If Party A calls for extending of credit period, it shall present a written application and a written opinion on continuative guarantee of guarantee to Party B 30 days prior to the expiration of contract. After being examined by Party B, signing the extending of credit period agreement, the loan period under this contract may extend correspondingly; this loan contract shall be executed continuously before the period extending agreement signed by two parities.

12.4
After the contract coming into effect, it can’t be changed without permission or cancelled in advance except existing stipulation of this contract, if they really need to alter or terminate this contract, two parties shall reach a written agreement through consultation friendly. Before reaching an agreement of, this contract shall be executed constantly.

Article 13 Resolution of Dispute

13.1
Dispute exist in the process of executing this contract, Party A and Party B shall settle the disputes through friendly negotiations; if no settlement, dispute shall be settled in term of item 13.1.2 as follows:

13.1.1	It may be arbitrated by .

13.1.2	It may be settled by lawsuit at local court of Party B.

Article 14 Other matters agreed upon by both parties

14.1
Upon the consensus of both parties through consultation, the Article 5 and Article 2 under this contract are changed as follows: the lending interest under this contract be charged by days, interest settlement monthly, interest expiration date on 20th of every mouth, the interest shall be paid off along with principal when the loan expiration. Rights and obligations of both parties shall agree to the changed contents.

14.2	The non-completely matters in this contract is in Attachment 1 .

14.3	.

Article 15 Supplementary Provisions

15.1	The attachment of this contract is an inseparable part of the contract and has the equal legal force with the original of the contract.

15.2	In the process of fulfilling this contract, if some drawing and repayment date is the non-banking day, it shall postpone to the next banking day.

15.3	This contract shall have two originals and each party will have one of them, which has the equal legal force.

Party A (common seal): The Pingdingshan Pinglin Toll Road Company Ltd.
Legal representative (Or the authorized agent): Li Xipeng (signature)
July 29, 2005

Party B (common seal): Industrial and Commercial Bank of China, Pingdingshan Branch
Legal representative (or person in charge) (Or the authorized agent): Zhang Zheng (signature)
July 29, 2005

Attachment I

According to Contract Law, Guaranty Law and other relevant laws and regulations, for the unstated terms in “Other Terms as Agreed upon by Both Parties” of the main contract, the two parties add the following terms upon consensus through equal negotiation:

I. Party A shall timely, fully and correctly disclose the relationship among related parties and related business to Party B. Party B has the right to take remedy measures stipulated by main contract and the law if Party A fails to fulfill the obligation of the above information disclosure, or Party A and related parties have one of the following situations, which may cause unfavorable influence on the performance of obligations under the main contract of Party A:

1. Financial condition of Party A’s related party deteriorates;

2. Party A or its related party is investigated and prosecuted as a case or taken punishment measures in accordance with law by judicial authority, administrative law enforcement authority for taxation, industrial and commercial, and administrative management authority;

3. There are changes occurred in controlling and controlled relationships between Party A and its related parties;

4. The related party of Party A involves or may involve in important economic dispute, lawsuit and arbitration;

5. Main investors individual or key administrator of Party A have abnormal changes, or they are investigated or the personal freedom is restricted by judicial authority for suspected illegal behavior;

6. Other matters may cause adverse influence on Party A raised by its related party.

According to the Accounting Standard for Business Enterprises-Disclosure of Related Party Relationships and Transactions, the related parties hereof refer to:

1.	Other enterprises directly or indirectly controlled by Party A, or other enterprises directly or indirectly control Party A, and other enterprises controlled by the same enterprise together with Party A;

2.	Joint enterprise of Party A;

3.	Affiliated enterprise of Party A;

4.	Main investor individual, key administrator and intimate family members of Party A;

5.	Other enterprises directly controlled by main investor individual, key administrator and intimate family members of Party A;

Other words in this Article and the same words in Accounting Standard for Business Enterprises-Disclosure of Related Party Relationships and Transactions have the same meanings.

II. Party A shall regularly report the guarantee condition to any other party to Party B, and promise that the information and guarantee amount provided for Party B are complete, real and accurate.

III. Party A shall faithfully report the usage of each loan to Party B, promise that all loan borrowed from Party B will not flow into securities market and futures market in any from, and will not violate the relevant state regulations for equity capital investment.

IV. If one of the following conditions occurs during the period of loan, Party B has the right to terminate loan in advance, stop extending unissued loan, and ask Party A to repay the partial or whole issued loan in advance, or ask Party A to provide legal and valid guarantee approved by Party B:

1. Without the written approval of Party B, Party A sets mortagage or provides guarantee to other parties with its valid business property, which increases the loan risk of Party B;

2. Some indexes such as credit rating, profitability, assets-liabilities ratio, net cash flow of business activities of Party A are not in conformity with the credit loan conditions of Party B, or there are great changes on its production operations and financial condition, which rise serious adverse influence on Party B’s loan security.

V. Party B has made clear prompts to Party A about the underline parts of contract attachment and main contract to draw enough attention of Party A, and made explanation according to the demand of Party A. Party A fully understand the actual meanings of underline parts and voluntarily promise to accept these terms.

VI. Party A is willing to undertake all the expenses rising from recovering claim of Party B, which include but not limit to attorney fees, legal cost, preservation cost and execution expense, etc.

VII. The attachment is an important part of the main contract on “Other Terms as Agreed upon by Both Parties”, which has the equal legal force with main contract, and will not be invalid because of the invalidity of main contract.

VIII. In this attachment of contract, Party A refers to Pingdingshan Pinglin Toll Road Company Ltd., Party B refers to Industrial and Commercial Bank of China, Pingdingshan Branch, and the number of main contract is YBZ No.0054, 2005